EXHIBIT 10.8

SUMMARY OF COMPENSATION FOR
DIRECTORS AND NAMED EXECUTIVE OFFICERS
OF OHIO VALLEY BANC CORP.
Directors
All of the directors of Ohio Valley Banc Corp. (“Ohio Valley”) also serve as directors of its subsidiary, The Ohio Valley Bank Company (the “Bank”).  The directors of Ohio Valley are paid by the Bank for their services rendered as directors of the Bank, not Ohio Valley.  Each director of the Bank who is not an employee of Ohio Valley or any of its subsidiaries (a “Non-Employee Director”) receives $550 per month for his or her services.  Each director of the Bank who is an employee of Ohio Valley or any of its subsidiaries (an “Employee Director”) receives $350 per month for his or her services.  In addition, each director of the Bank receives an annual retainer of $14,700 paid in December of each year for services to be rendered during the following year.

Each Non-Employee Director who is a member of the Executive Committee of the Bank receives $2,000.00 per month for his or her services.  In addition, each Non-Employee Director receives an annual retainer of $16,695 paid in December of each year for services to be rendered during the following year.  This figure was pro-rated for time served for new members.  Included in the Executive Committee Chairman’s current salary is an annual fee of $60,000 for his duties as such.  Employee Directors receive no additional compensation for serving on the Executive Committee.

Brent A. Saunders, LPA received retainer fees of $19,000 for legal services to the Company and its subsidiaries during the Company’s 2012 fiscal year, as approved by the Board of Directors in December 2011, and is expected to render legal services to the Company and its subsidiaries during the Company’s 2013 fiscal year.  The Board of Directors determined that such a relationship does not interfere with Mr. Saunders’ exercise of independent judgment in carrying out his responsibilities as a director; rather, in fact, Mr. Saunders’ legal experience provides value to his service as a director.

The Bank maintains a life insurance policy for all directors with a death benefit of two times annual director fees at time of death reduced by 35% at age 65 and 50% at age 70 as part of the Bank’s group term life insurance program.  The life insurance policies terminate upon retirement.  Messrs. Smith and Wiseman, as employees of the Bank, are excluded from this benefit under the terms of the Bank’s group term life insurance program.  The Bank also maintains a Director Retirement Plan for all directors of the Bank and a Deferred Compensation Plan for all directors and executive officers of the Bank.  These documents are filed as Exhibit 10.1, Exhibit 10.3(a), Exhibit 10.4(a), and Exhibit 10.6(a) and Exhibit 10.6(b), respectively, to Ohio Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (SEC File No. 0-20914).

Named Executive Officers
  The following sets forth the current salaries of the executive officers of Ohio Valley named in the Summary Compensation Table in Ohio Valley’s proxy statement (the “Named Executive Officers”):

Name	Current Salary

Jeffrey E. Smith	$242,678

Thomas E. Wiseman	260,634

Scott W. Shockey	140,390

Katrinka V. Hart	159,059

E. Richard Mahan	159,010

Larry E. Miller, II	158,579

Certain Named Executive Officers are entitled to participate in several benefit arrangements, including the Ohio Valley Banc Corp. Bonus Program, the Ohio Valley Bank Company Executive Group Life Split Dollar Plan, the Executive Deferred Compensation Plan, and a supplemental  executive retirement plan (currently only for Messrs. Smith and Wiseman), as set forth in exhibits 10.1, 10.2, 10.3(a), 10.3(b), 10.4(a), 10.4(b), 10.5, 10.6(a), 10.6(b), 10.7(a), 10.7(b), 10.8, 10.9 and 10.10 to Ohio Valley's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, SEC File No. 0-20914.  In addition, Named Executive Officers are entitled to participate in various benefit plans available to all employees, including a Profit Sharing Retirement Plan, a 401(k) plan, an employee stock ownership plan, group term life insurance, health insurance, disability insurance and a flexible compensation/cafeteria plan, all as described in Ohio Valley's proxy statement for its 2013 annual meeting of shareholders.